Exhibit 99.1
For Release 7:00 A.M. Eastern Time, May 22, 2008
CUMULUS MEDIA INC. AUTHORIZES NEW STOCK REPURCHASE PROGRAM
     Atlanta, Georgia — May 22, 2008 — Cumulus Media Inc. (NASDAQ: CMLS) today announced that its Board of Directors has authorized the purchase, from time to time, of up to $75 million of its shares of Class A Common Stock.
     Repurchases may be made in the open market or through block trades, in compliance with Securities and Exchange Commission guidelines, subject to market conditions, applicable legal requirements and various other factors, including the requirements of Cumulus’ credit facility. Cumulus has no obligation to repurchase shares under the repurchase program, and the timing, actual number and value of shares to be purchased will depend on the performance of Cumulus’ stock price, general market conditions, and various other factors within the discretion of management.
     Lew Dickey, Chairman, President and Chief Executive Officer, commented, “This new repurchase program once again demonstrates the confidence of the Board of Directors in the future of Cumulus and our belief that, based upon our assessment of the future prospects of Cumulus, our shares are currently undervalued. The Board feels strongly that further repurchases of our shares offers an excellent opportunity to enhance the long-term interests of Cumulus and our shareholders.”
     Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 339 radio stations in 65 U.S. media markets. Cumulus’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
For additional information, contact:                     Marty Gausvik, Cumulus Media Inc. (404) 949-0700.